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Exhibit 21.1

LIST OF SUBSIDIARIES FOR THE REGISTRANT

Isis Pharmaceuticals Singapore Pte Ltd., a Singapore Limited Private Company
Hepasense, Ltd., a Bermuda Limited Company
Orasense, Ltd., a Bermuda Limited Company
PerIsis I Development Corporation, a Delaware Corporation

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LIST OF SUBSIDIARIES FOR THE REGISTRANT